EXHIBIT 99.1

For More Information:
Investor contact: Ann Thornton 414-438-6887
Media contact: Kate Venne 414-358-5176

Brady Corporation Reports Record Adjusted EPS in its Fiscal 2025 Fourth Quarter and Announces its Fiscal 2026 EPS Guidance

•Sales for the quarter increased 15.7 percent. Organic sales increased 2.4 percent, acquisitions increased sales 11.3 percent and foreign currency translation increased sales 2.0 percent.
•Diluted EPS was $1.04 in the fourth quarter of fiscal 2025 compared to $1.15 in the same quarter of the prior year. Adjusted Diluted EPS* increased 5.9 percent to a record high of $1.26 in the fourth quarter of fiscal 2025 compared to $1.19 in the same quarter of the prior year.
•Returned $96.4 million to shareholders in fiscal 2025 in the form of dividends and share repurchases.
•Announced diluted EPS guidance for the year ending July 31, 2026 at a range of $4.55 to $4.85 on a GAAP basis, and a range of $4.85 to $5.15 on an adjusted basis.

MILWAUKEE (September 4, 2025) -- Brady Corporation (NYSE: BRC) (“Brady” or “Company”), a world leader in identification solutions, today reported its financial results for its fiscal 2025 fourth quarter ended July 31, 2025.

Quarter Ended July 31, 2025 Financial Results:
Sales for the quarter ended July 31, 2025 increased 15.7 percent, which consisted of organic sales growth of 2.4 percent, growth of 11.3 percent from acquisitions and an increase of 2.0 percent from foreign currency translation. Sales for the quarter ended July 31, 2025 were $397.3 million compared to $343.4 million in the same quarter last year. By region, sales increased 14.1 percent in the Americas & Asia and sales increased 18.8 percent in Europe & Australia, which consisted of organic sales growth of 4.3 percent in the Americas & Asia and an organic sales decline of 1.3 percent in Europe & Australia.
Income before income taxes was $60.5 million in the quarter ended July 31, 2025, compared to $68.2 million in the same quarter last year. Adjusted Income Before Income Taxes* in the quarter ended July 31, 2025, which was adjusted for amortization expense and facility closure and other reorganization costs of $13.7 million, was $74.2 million, an increase of 5.1 percent compared to the same quarter last year.
Net income for the quarter ended July 31, 2025 was $49.9 million compared to $55.5 million in the same quarter last year. Adjusted Net Income* in the quarter ended July 31, 2025 was $60.2 million compared to $57.3 million in the same quarter last year. Earnings per diluted Class A Nonvoting Common Share was $1.04 compared to $1.15 in the same quarter last year. Adjusted Diluted EPS* in the quarter ended July 31, 2025 was $1.26 compared to $1.19 in the same quarter last year.

Year Ended July 31, 2025 Financial Results:
Sales for the year ended July 31, 2025 increased 12.8 percent, which consisted of organic sales growth of 2.6 percent, growth of 10.5 percent from acquisitions and a decline of 0.3 percent from divestitures. Sales for the year ended July 31, 2025 were $1.51 billion compared to $1.34 billion in the prior year. By region, sales increased

12.1 percent in the Americas & Asia and increased 14.3 percent in Europe & Australia, which consisted of organic sales growth of 4.8 percent in the Americas & Asia and an organic sales decline of 1.8 percent in Europe & Australia.
Income before income taxes was $237.1 million for the year ended July 31, 2025, compared to $247.8 million for the year ended July 31, 2024. Adjusted Income Before Income Taxes* for the year ended July 31, 2025, which was adjusted for amortization expense, facility closure and other reorganization costs and acquisition-related charges of $42.4 million, was $279.5 million, an increase of 8.7 percent.
Net income for the year ended July 31, 2025 was $189.3 million compared to $197.2 million in the prior year. Earnings per diluted Class A Nonvoting Common Share were $3.94 for the year ended July 31, 2025 compared to $4.07 in the prior year. Adjusted Net Income* for the year ended July 31, 2025 was $221.3 million compared to $204.5 million in the prior year, and Adjusted Diluted EPS* for the year ended July 31, 2025 increased to a record-high $4.60 per share compared to $4.22 in the prior year.

Commentary:
“Our investments in new products once again led to strong results in the Americas & Asia region, with 4.3 percent organic sales growth in the fourth quarter and 4.8 percent organic sales growth in fiscal 2025. The result was a new all-time company record quarter and record year of adjusted earnings per share,” said Brady’s President and Chief Executive Officer, Russell R. Shaller. “From an M&A standpoint, we added to our product portfolio this year with the acquisition of Gravotech at the beginning of fiscal 2025, and the acquisition of Mecco, which we closed on August 4, 2025. Both of these companies add direct part marking and laser engraving capabilities to our portfolio of specialty identification products, expanding our ability to provide customers with a wide variety of end-to-end identification solutions to improve visibility and efficiency throughout the manufacturing process.”
“Our balance sheet is strong and we closed the fiscal year in a net cash position, which provides us with the flexibility to fund our anticipated organic and inorganic opportunities, and to return funds to our shareholders through dividends and share buybacks,” said Brady’s Chief Financial Officer, Ann Thornton. “In fiscal 2025, we returned $96.4 million to shareholders through dividends and share buybacks while also investing a record-high in research and development. Through these investments, we believe we are well-positioned to continue to deliver improved long-term value to our shareholders.”

Fiscal 2026 Guidance:
The Company expects GAAP earnings per diluted Class A Nonvoting Common Share to range from $4.55 to $4.85 for the year ending July 31, 2026, which represents an increase of 15.5 percent to 23.1 percent compared to GAAP earnings per diluted Class A Nonvoting Common Share of $3.94 for the year ended July 31, 2025.
The Company expects Adjusted Diluted EPS* to range from $4.85 to $5.15 for the year ending July 31, 2026, which represents an increase of 5.4 percent to 12.0 percent compared to Adjusted Diluted EPS* of $4.60 for the year ended July 31, 2025. Adjusted Diluted EPS* guidance excludes amortization expense estimated at $0.30 per share for the year ending July 31, 2026.
The assumptions included in fiscal 2026 guidance include a full-year income tax rate of approximately 21 percent, depreciation and amortization expense of approximately $42 million, and capital expenditures of approximately $40 million. Fiscal 2026 guidance is based upon foreign currency exchange rates as of July 31, 2025 and assumes economic growth.

A webcast regarding Brady’s fiscal 2025 fourth quarter financial results will be available at www.bradycorp.com/investors beginning at 9:30 a.m. central time today.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2025, employed approximately 6,400 people in its worldwide businesses. Brady’s fiscal 2025 sales were approximately $1.51 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradyid.com.

* Adjusted Income Before Income Taxes, Adjusted Net Income, and Adjusted Diluted EPS are non-GAAP measures. See appendix for more information on these measures, including reconciliations to the most directly comparable GAAP measures.

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In this news release, statements that are not reported financial results or other historic information are “forward-looking statements.” These forward-looking statements relate to, among other things, the Company's future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations.

The use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project,” “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions, and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from: increased cost of materials, labor, material shortages and supply chain disruptions, including as a result of tariffs or other impacts of the global trade environment; decreased demand for our products; our ability to compete effectively or to successfully execute our strategy; our ability to develop technologically advanced products that meet customer demands; Brady’s ability to identify, integrate and grow acquired companies, and to manage contingent liabilities from divested businesses; difficulties in protecting our websites, networks, and systems against security breaches; extensive regulations by U.S. and non-U.S. governmental and self-regulatory entities; risks associated with the loss of key employees; litigation, including product liability claims; global climate change and environmental regulations; foreign currency fluctuations; changes in tax legislation and tax rates; potential write-offs of goodwill and other intangible assets; differing interests of voting and non-voting shareholders and changes in the regulatory and business environment around dual-class voting structures; numerous other matters of national, regional and global scale, including major public health crises and government responses thereto and those of a political, economic, business, competitive, and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section within Item 1A of Part I of Brady’s Form 10-K for the year ended July 31, 2025.

These uncertainties may cause Brady's actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements except as required by law.

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; Dollars in thousands, except per share data)

	Three months ended July 31,		Year ended July 31,
	2025	2024	2025	2024
Net sales	$397,275	$343,402	$1,513,605	$1,341,393
Cost of goods sold	197,044	166,347	752,783	653,509
Gross margin	200,231	177,055	760,822	687,884
Operating expenses:
Research and development	23,054	17,533	79,889	67,748
Selling, general and administrative	117,885	93,307	444,295	376,722
Total operating expenses	140,939	110,840	524,184	444,470

Operating income	59,292	66,215	236,638	243,414

Other income (expense):
Investment and other income	2,356	2,835	5,206	7,553
Interest expense	(1,143)	(842)	(4,747)	(3,126)

Income before income taxes	60,505	68,208	237,097	247,841

Income tax expense	10,629	12,752	47,841	50,626

Net income	$49,876	$55,456	$189,256	$197,215

Net income per Class A Nonvoting Common Share:
Basic	$1.05	$1.17	$3.97	$4.10
Diluted	$1.04	$1.15	$3.94	$4.07

Net income per Class B Voting Common Share:
Basic	$1.05	$1.17	$3.96	$4.08
Diluted	$1.04	$1.15	$3.92	$4.05

Weighted average common shares outstanding:
Basic	47,335	47,595	47,641	48,119
Diluted	47,780	48,063	48,092	48,496

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; Dollars in thousands)

	July 31, 2025	July 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$174,349	$250,118
Accounts receivable, net of allowance for credit losses of $7,876 and $6,749, respectively	231,944	185,486
Inventories	200,881	152,729
Prepaid expenses and other current assets	14,661	11,382
Total current assets	621,835	599,715
Property, plant and equipment—net	225,572	195,758
Goodwill	676,945	589,611
Other intangible assets	105,374	51,839
Deferred income taxes	20,862	15,596
Operating lease assets	58,422	38,504
Other assets	25,243	24,546
Total	$1,734,253	$1,515,569
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$105,028	$84,691
Accrued compensation and benefits	92,657	77,954
Taxes, other than income taxes	21,537	14,061
Accrued income taxes	5,547	7,424
Current operating lease liabilities	15,234	13,382
Other current liabilities	90,329	67,170
Total current liabilities	330,332	264,682
Long-term debt	99,766	90,935
Long-term operating lease liabilities	43,565	25,342
Other liabilities	68,379	67,952
Total liabilities	542,042	448,911
Stockholders’ equity:
Common stock:
Class A nonvoting common stock — Issued 51,261,487 shares, and outstanding 43,530,012 and 44,042,462 shares, respectively	513	513
Class B voting common stock — Issued and outstanding 3,538,628 shares	35	35
Additional paid-in capital	359,269	353,654
Retained earnings	1,317,739	1,174,025
Treasury stock — 7,731,475 and 7,219,025 shares, respectively, of Class A nonvoting common stock, at cost	(393,186)	(351,947)
Accumulated other comprehensive loss	(92,159)	(109,622)
Total stockholders’ equity	1,192,211	1,066,658
Total	$1,734,253	$1,515,569

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)

	Year ended July 31,
	2025	2024
Operating activities:
Net income	$189,256	$197,215
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40,639	29,873
Stock-based compensation expense	11,882	7,361
Deferred income taxes	(7,623)	(9,399)
Other	(2,540)	1,401
Changes in operating assets and liabilities (net of effects of business acquisitions):
Accounts receivable	(14,356)	(6,581)
Inventories	(18,889)	21,697
Prepaid expenses and other assets	(2,098)	(743)
Accounts payable and accrued liabilities	(9,862)	19,198
Income taxes	(5,213)	(4,948)
Net cash provided by operating activities	181,196	255,074

Investing activities:
Purchases of property, plant and equipment	(27,577)	(79,892)
Acquisition of businesses, net of cash acquired	(144,541)	—
Other	864	(1,155)
Net cash used in investing activities	(171,254)	(81,047)

Financing activities:
Payment of dividends	(45,542)	(45,060)
Proceeds from exercise of stock options	6,171	8,186
Payments for employee taxes withheld from stock-based awards	(2,683)	(2,797)
Purchase of treasury stock	(50,838)	(72,225)
Proceeds from borrowing on credit facilities	266,846	175,103
Repayment of borrowing on credit facilities	(258,015)	(133,884)
Other	190	149
Net cash used in financing activities	(83,871)	(70,528)

Effect of exchange rate changes on cash and cash equivalents	(1,840)	(4,913)

Net (decrease) increase in cash and cash equivalents	(75,769)	98,586
Cash and cash equivalents, beginning of period	250,118	151,532

Cash and cash equivalents, end of period	$174,349	$250,118

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$4,656	$2,930
Income taxes	71,077	62,073

BRADY CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited; Dollars in thousands)

	Three months ended July 31,		Year ended July 31,
	2025	2024	2025	2024
NET SALES
Americas & Asia	$260,789	$228,493	$993,715	$886,528
Europe & Australia	136,486	114,909	519,890	454,865
Total	$397,275	$343,402	$1,513,605	$1,341,393

SALES INFORMATION
Americas & Asia
Organic	4.3%	3.4%	4.8%	3.1%
Acquisitions	9.8%	—%	8.3%	—%
Currency	—%	(0.8)%	(0.6)%	(0.2)%
Divestiture	—%	(2.2)%	(0.4)%	(3.2)%
Total	14.1%	0.4%	12.1%	(0.3)%
Europe & Australia
Organic	(1.3)%	(1.8)%	(1.8)%	1.6%
Acquisitions	14.4%	—%	14.7%	—%
Currency	5.7%	(1.2)%	1.4%	1.1%
Total	18.8%	(3.0)%	14.3%	2.7%
Total Company
Organic	2.4%	1.6%	2.6%	2.6%
Acquisitions	11.3%	—%	10.5%	—%
Currency	2.0%	(0.8)%	—%	0.2%
Divestiture	—%	(1.5)%	(0.3)%	(2.1)%
Total	15.7%	(0.7)%	12.8%	0.7%

SEGMENT PROFIT
Americas & Asia	$51,617	$53,353	$209,765	$196,842
Europe & Australia	15,070	19,277	56,942	70,612
Total	$66,687	$72,630	$266,707	$267,454
SEGMENT PROFIT AS A PERCENT OF NET SALES
Americas & Asia	19.8%	23.3%	21.1%	22.2%
Europe & Australia	11.0%	16.8%	11.0%	15.5%
Total	16.8%	21.2%	17.6%	19.9%

	Three months ended July 31,		Year ended July 31,
	2025	2024	2025	2024
Total segment profit	$66,687	$72,630	$266,707	$267,454
Unallocated amounts:
Administrative costs	(7,395)	(6,415)	(30,069)	(24,040)
Investment and other income	2,356	2,835	5,206	7,553
Interest expense	(1,143)	(842)	(4,747)	(3,126)
Income before income taxes	$60,505	$68,208	$237,097	$247,841

GAAP to NON-GAAP MEASURES
(Unaudited; Dollars in Thousands, Except Per Share Amounts)
In accordance with the U.S. Securities and Exchange Commission’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.
Adjusted Income Before Income Taxes:
Brady is presenting the non-GAAP measure, "Adjusted Income Before Income Taxes." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this profit measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Income before income taxes to the non-GAAP measure of Adjusted Income Before Income Taxes:

	Three months ended July 31,		Year ended July 31,
	2025	2024	2025	2024
Income before income taxes (GAAP measure)	$60,505	$68,208	$237,097	$247,841
Amortization expense	4,778	2,337	18,916	9,421
Facility closure and other reorganization costs	8,890	—	18,474	—
Non-recurring acquisitions-related costs and other expenses	—	—	5,059	—
Adjusted Income Before Income Taxes (non-GAAP measure)	$74,173	$70,545	$279,546	$257,262

Adjusted Income Tax Expense:
Brady is presenting the non-GAAP measure, "Adjusted Income Tax Expense." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Income tax expense to the non-GAAP measure of Adjusted Income Tax Expense:

	Three months ended July 31,		Year ended July 31,
	2025	2024	2025	2024
Income tax expense (GAAP measure)	$10,629	$12,752	$47,841	$50,626
Amortization expense	1,148	540	4,550	2,182
Facility closure and other reorganization costs	2,222	—	4,618	—
Non-recurring acquisitions-related costs and other expenses	—	—	1,265	—
Adjusted Income Tax Expense (non-GAAP measure)	$13,999	$13,292	$58,274	$52,808

Adjusted Net Income:
Brady is presenting the non-GAAP measure, "Adjusted Net Income." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Net income to the non-GAAP measure of Adjusted Net Income:

	Three months ended July 31,		Year ended July 31,
	2025	2024	2025	2024
Net income (GAAP measure)	$49,876	$55,456	$189,256	$197,215
Amortization expense	3,630	1,797	14,366	7,239
Facility closure and other reorganization costs	6,668	—	13,856	—
Non-recurring acquisitions-related costs and other expenses	—	—	3,794	—
Adjusted Net Income (non-GAAP measure)	$60,174	$57,253	$221,272	$204,454

Adjusted Diluted EPS:
Brady is presenting the non-GAAP measure, "Adjusted Diluted EPS." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Net income per Class A Nonvoting Common Share to the non-GAAP measure of Adjusted Diluted EPS (Note that certain amounts will not foot due to rounding):

	Three months ended July 31,		Year ended July 31,
	2025	2024	2025	2024
Net income per Class A Nonvoting Common Share (GAAP measure)	$1.04	$1.15	$3.94	$4.07
Amortization expense	0.08	0.04	0.30	0.15
Facility closure and other reorganization costs	0.14	—	0.29	—
Non-recurring acquisitions-related costs and other expenses	—	—	0.08	—
Adjusted Diluted EPS (non-GAAP measure)	$1.26	$1.19	$4.60	$4.22

Adjusted Diluted EPS Guidance:

	Fiscal 2026 Expectations
	Low	High
Earnings per Class A Nonvoting Common Share (GAAP measure)	$4.55	$4.85
Amortization expense	0.30	0.30
Adjusted Diluted EPS (non-GAAP measure)	$4.85	$5.15